UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITED STATES STEEL CORPORATION
(Name of Registrant as Specified In Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA HOLDINGS GROUP, LLC

FREDRICK D. DISANTO

JAMIE BOYCHUK

ROBERT P. FISHER, JR.

DR. JAMES K. HAYES

ALAN KESTENBAUM

ROGER K. NEWPORT

SHELLEY Y. SIMMS

PETER T. THOMAS

DAVID J. URBAN

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ancora’s slate of director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of United States Steel Corporation, a Delaware corporation (the “Company”).

Item 1: On January 27, 2025, Ancora issued the following press release and open letter to the Company’s board of directors:

Ancora Nominates Majority Slate of Director Candidates and Proposes Industry Legend Alan Kestenbaum as New CEO to Turn Around U.S. Steel

Aims to Install an Independent Slate and Legendary CEO Committed to Abandoning the Blocked Nippon Deal, Collecting the $565 Million Breakup Fee and Making U.S. Steel Great Again in the Public Market

Believes the Board’s Decision to Pursue a Risky Sale to Nippon – an Overseas Bidder Paying Just $1 Per Share More Than the Top Domestic Bidder – Has Led to a Dead End

Contends the Board and CEO David Burritt, Who Collectively Stood to Receive $100+ Million if the Sale Proceeded, Prioritized Deal Advocacy at the Expense of Financial Health and Operational Performance

Expresses Concern About the Board and Mr. Burritt Continuing to Devote Immense Resources to Litigation Despite Legal Headwinds, Labor Resistance and Bipartisan Policymaker Opposition

Slate’s Foremost Priority is Pursuing a Public Market Turnaround of U.S. Steel – Not Trying to Solicit Alternative Bids and Sell the Company

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings Group, LLC (collectively with its affiliates, “Ancora” or “we”), a diversified investment firm that oversees approximately $10 billion in assets, today issued the below open letter to the Board of Directors (the “Board”) of United States Steel Corporation (NYSE: X) (“U.S. Steel” or the “Company”) regarding a variety of issues, including the Company’s recently blocked sale to Nippon Steel Corporation (“Nippon”).

To receive important updates, visit www.MakeUSSteelGreatAgain.com.

***

January 27, 2025

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Attn: The Board

Dear Members of the Board,

Ancora is a growing shareholder of U.S. Steel. As an investment firm with deep roots in the Midwest, we have an affinity for the industrial and logistics companies that collectively form the backbone of America’s economy. We are proud to be investors in companies such as Berry Global Group, Inc., Norfolk Southern Corporation, RB Global, Inc. and now U.S. Steel. Owning these types of businesses enables us to pursue strong risk-adjusted returns while helping support American competitiveness, job creation and wage growth.

Although we understand why the Board explored strategic alternatives in 2023, its ultimate decision to ignore national security and pursue a risky sale to Nippon – an overseas bidder that came in just $1 per share higher than a competing domestic bidder – has led to a dead end. There appears to be no legal basis and no precedent for U.S. Steel’s costly litigation over the Presidential Executive Order blocking the transaction. Moreover, President Donald Trump is a vocal opponent of the deal and long-term proponent of strengthening America’s domestic manufacturing base. He also has long-held skepticism about foreign direct investment from Japan based on his own business dealings dating back to the 1980s. We see no reason to believe that President Trump, a high-conviction businessman who was elected by middle-class and working-class voters, is going to contradict his self-described “America First” agenda and disregard the opposition of the United Steelworkers.

The Board’s choice to double down on its extremely poor decision to pursue a sale to Nippon has also kept U.S. Steel in a corroded state. Chief Executive Officer David Burritt, who stood to rake in more than $70 million himself if the sale had been consummated, has been allowed to misallocate capital, issue unreliable and overoptimistic forecasts, and repeatedly miss financial targets. It seems the Board failed to keep Mr. Burritt’s attention on efficiency, execution and risk management as steel prices remained depressed over the past year. Rather than finally acknowledge the Company’s perilous trajectory and try to course correct, the Board remains steadfastly committed to an underperforming leader who apparently lacks the ability and vision to bring U.S. Steel back from a busted transaction.

In light of these alarming decisions and the unjustifiable deference to Mr. Burritt, who has made clear through outlandish rhetoric that he is self-interested and unfit for leadership, Ancora has nominated nine highly qualified, independent candidates for election to the Board at U.S. Steel’s 2025 Annual Meeting of Stockholders. Our slate includes individuals with corporate governance experience, finance expertise, industrials and manufacturing backgrounds, public policy acumen and other qualifications critical to turning around a standalone U.S. Steel. The slate’s plan includes installing Alan Kestenbaum, a steel industry legend who delivered total shareholder returns of more than 450% at Stelco Holdings Inc., as a replacement for Mr. Burritt. We expect the investment community will agree that any steel company would be fortunate to have Mr. Kestenbaum assume such a role.

Our slate and Mr. Kestenbaum look forward to ultimately releasing their full plan for enhancing U.S. Steel’s corporate governance, cost structure, labor relations, margins, operations and long-term viability as a force within the American economy. With the tailwind of President Trump’s agenda, including steel tariffs, our nominees are confident they will shift the Company’s strategy from hoping to be saved to implementing a multi-year plan that targets meaningful share price appreciation.

The Case for Wholesale Change: The Board Has Doubled Down on its Bad Decision to Pursue a Risky Sale – Even After the Sale was Blocked by Executive Order

We want to take this opportunity to share a few key facts. First and foremost, no transaction blocked by Presidential Executive Order after a review by the Committee on Foreign Investment in the United States has ever gone through. This means there is no legal precedent for the litigation brought by U.S. Steel and Nippon earlier this month.

Although U.S. Steel seems to be holding out hope that it can convince President Trump to approve the deal, the facts indicate that this is a pipe dream. President Trump has repeatedly voiced opposition to the transaction and has long been skeptical of deals with Japanese businesses.1 In fact, just last month he stated: “I am totally against the once great and powerful U.S. Steel being bought by a foreign company, in this case Nippon Steel of Japan […] As President, I will block this deal from happening.”2 Nothing he has said since former President Joseph Biden’s Executive Order indicates a change of heart.

In addition to the aforementioned headwinds, the blocked deal also faced opposition from Vice President J.D. Vance, Secretary of State Marco Rubio, a bipartisan contingent of high-profile lawmakers and the United Steelworkers. When they were in the Senate, Messrs. Vance and Rubio previously co-authored a letter to then-Secretary of the Treasury Janet Yellen to stress that “[t]he transaction was not entered into with U.S. national security in mind.”3 It should be clear as day that U.S. Steel is now fighting a binding Executive Order, the Trump administration, an array of senators and representatives, and a multitude of third parties that do not buy into Mr. Burritt’s self-serving arguments.

The Board should also be aware of what independent and objective legal experts have to say:

“Unfortunately for Nippon Steel, their argument is not particularly strong. The president’s action in this case is explicitly excluded from judicial review under U.S. law.”

-	Akira Inoue, partner, Baker & McKenzie[4]

“The D.C. Circuit is unlikely to overturn the blocking order based solely on allegations of pre-determination or the appearance of a sham process. Substantial evidence of constitutional violations or procedural defects is normally required. In addition, there does not appear to be a process for taking evidence, so the sham argument cannot be developed beyond what is in the public record.”

-	Ken Nunnenkamp, partner, Morgan Lewis[5]

“Nippon and U.S. Steel face a formidable uphill battle in challenging CFIUS’ referral and the president’s exercise of authority to block the deal on national security grounds. Congress intended to shield CFIUS’ decisions, and the president’s conclusions under the CFIUS regime, from virtually all judicial review, an approach that is consistent with broad judicial deference to the executive branch on national security matters.”

-	Mario Mancuso, George W. Hicks Jr. and Lucille Hague, partners, Kirkland & Ellis[6]

It borders on delusional to think that the Trump administration would use precious political capital at the start of its term to reverse its public position on the transaction, not to mention undermine its clearly articulated focus on revitalizing American manufacturing and insourcing.

1 The New York Times article entitled, “Trump’s Love for Tariffs Began in Japan’s ‘80s Boom,” dated May 15, 2019. Link.

2 Statement from President Trump, dated December 3, 2024. Link.

3 Letter from Senator Josh Hawley and then-Senators Vance and Rubio to then-Secretary of the Treasury Yellen, dated December 19, 2023. Link.

4 The Japan Times article entitled, “Nippon Steel’s case against Biden probably unwinnable, attorneys argue,” dated January 15, 2025. Link.

5 Law360 article entitled, “Analysis: US Steel And Nippon’s Lawsuit Seen As ‘Hail Mary’ Attempt,” dated January 9, 2025. Link.

6 Law360 article entitled, “Expert Analysis: Nippon, US Steel Face Long Odds On Merger Challenge,” dated January 15, 2025. Link.

The Case for Wholesale Change: The Board Has Allowed a Conflicted, Underperforming CEO to Hinder U.S. Steel’s Credibility and Undermine the Company’s Future

Ancora has a proven track record of correctly identifying companies that are held back by conflicted or unfit CEOs. Before we seek the removal of a CEO, we typically try to work with a board of directors to address and course correct the executive’s shortcomings. In this case, however, we see no future with Mr. Burritt.

In our view, Mr. Burritt exhibited disqualifying behavior on January 3rd, when he issued a statement that called former President Biden’s decision “shameful and corrupt.” He continued what appeared to be a tirade by calling highly respected United Steelworkers President David McCall a “union boss,” effectively questioning his integrity.7 We also need to scrutinize the Board’s oversight of Mr. Burritt in light of his public accusation that the prior administration made a decision that supports the Chinese Communist Party. It runs counter to the interests of shareholders, to which Mr. Burritt owes a fiduciary duty, to make seemingly unhinged and retaliatory statements about plans “to fight President Biden’s political corruption.”8 Regardless of political leanings, this is not how standard public company executives act. Perhaps this is why Jeh Johnson, former Secretary of the Department of Homeland Security, abruptly resigned from the Board in recent weeks.

Since before the sale to Nippon was announced, Mr. Burritt also appears to have diverted his focus from U.S. Steel’s operations. For example, on the conference call for the Nippon sale announcement, analysts noted that Big River’s EBITDA per ton was down roughly 59% and the mini-mill cost per ton was up roughly 23% following the 2021 Big River acquisition.9 Mr. Burritt’s response to this was tone deaf: “we feel absolutely wonderful about this Big River facility. And with Big River 2, it’s going to be even more remarkable.”10

When U.S. Steel reported fourth quarter and full year 2023 earnings only six weeks later, it revealed $12 million of costs related to Big River, which had the effect of reducing the mini-mill segment’s EBITDA to just $74 million.11 Unfortunately for shareholders, the trend of excess costs at Big River has continued unabated. On September 19, 2024, the Company disclosed that the mini-mill segment’s adjusted EBITDA would be lower than the previous quarter, impacted by $40 million of costs from the Big River 2 mini-mill.12 The Company followed this with a vague cautionary note on December 19, 2024, stating Big River 2 “ramp-related costs exert pressure on the quarter.”13

In addition to unrelenting Big River cost overruns, U.S. Steel has consistently missed earnings estimates over the past year and a half while lagging its peers. Notably, during Mr. Burritt’s tenure, the Company’s total shareholder returns have underperformed peers by a staggering 227.7%.

Total Shareholder Returns*
	1-year	5-year	Burritt CEO Tenure
U.S. Steel	-7.7%	-21.3%	13.5%
Peer Median	24.9%	180.6%	241.2%
Relative Performance	-32.2%	-201.9%	-227.7%

Source: FactSet and Bloomberg. Peers include Commercial Metals Company, Cleveland-Cliffs Inc., Reliance, Inc., Steel Dynamics, Inc. and Nucor Corporation.

*Total shareholder returns as of market close August 11, 2023, the last trading day prior to the Company’s disclosure of initiating a strategic alternatives process. Mr. Burritt’s election by the Board to assume the CEO role was announced May 10, 2017.

7 Statement from Mr. Burritt, dated January 3, 2025. Link.

8 Statement from Mr. Burritt, dated January 3, 2025. Link.

9 U.S. Steel-Nippon Transaction Call, December 18, 2023.

10 U.S. Steel-Nippon Transaction Call, December 18, 2023.

11 Company press release, dated February 1, 2024.

12 Company press release, dated September 19, 2024.

13 Company press release, dated December 19, 2024.

Key Performance Metrics**
	Revenue Growth	Adjusted EBITDA Growth	CapEx Growth		Free Cash Flow Growth
U.S. Steel	19.7%	-25.6%	336.6	%***	-225.7%
Peer Median	38.3%	15.5%	79.2%		55.0%
Relative Performance	-18.6%	-41.1%	257.4%		-280.7%

**Key performance metrics measured from figures reported by U.S. Steel and peers from Q2 2021 to Q3 2024. These dates reflect the start of the economic recovery from COVID and the most recently reported quarter.

***CapEx Growth is based on incurred expenses and likely does not yet reflect U.S. Steel’s $600 million budget expansion for Big River 2.

U.S. Steel is now in a dire state due its excessive capital spending, high debt, soft earnings and nonexistent contingency plan. While Mr. Burritt may not care due to what seem to be his jet-setting ways, we believe the city of Pittsburgh and the Commonwealth of Pennsylvania have been put at economic risk by his sale aspirations and mismanagement of the Company. There are consequences associated with having out-of-touch leadership with weak involvement in local communities. Absent a miracle, Ancora believes a substantial and urgent reconstitution of the Company’s leadership is necessary.

An Alternative Path Forward: Our Slate and Mr. Kestenbaum Want to Make U.S. Steel Great Again in the Public Market

Ancora has nominated a fit-for-purpose slate with nine highly qualified individuals, whose complementary skills make them greater than the sum of their parts. Each is a leader in his or her respective field and is able to draw on prior public company experience to help set a viable go-forward strategy. Our nominees include individuals with experience in corporate governance, executive leadership, finance, logistics, manufacturing, regulatory affairs and strategic transactions. They come to the Board free of the incumbents’ past mistakes, open-minded, and committed to producing enduring value for shareholders and stakeholders.

Importantly, the slate includes industry heavyweight Alan Kestenbaum, the former Chairman and CEO of Stelco, as a CEO candidate for U.S. Steel. If our slate’s campaign is successful, Mr. Kestenbaum will bring to the role a uniquely close relationship with the United Steelworkers, expertise in identifying and operating undervalued assets, and an unrelenting commitment to delivering the best possible results.

Most notably, Mr. Kestenbaum has a history of turning U.S. Steel’s failed endeavors into home runs. Look no further than what he accomplished at Stelco, a company U.S. Steel put into bankruptcy. Mr. Kestenbaum acquired Stelco for approximately $53 million, only to later sell it for more than $2 billion.14 In the process, he enriched his shareholders through the success of a turnaround, whereas U.S. Steel’s investors received virtually nothing for the asset. Considering the significant underperformance of U.S. Steel’s operations and Mr. Burritt’s underwhelming results as a leader, Mr. Kestenbaum represents a massive upgrade on all fronts.

14 Represents purchase price net of Stelco cash on hand at the transaction close.

If elected, our slate and its CEO candidate are committed to the following:

•	Pursuing the $565 million breakup fee that U.S. Steel needs based on Mr. Burritt’s own statements regarding the prospect of potential facility closures and layoffs.

•	Immediately ending the current Board’s spending spree on Wall Street advisors, which we estimate to be a nine-figure sum over the past 18 months.

•	Revamping the executive leadership team to be full of operators residing near facilities and plants.

•	Restoring relations with labor union members and leaders, community organizations and elected officials.

•	Releasing a clear standalone strategy so investors have transparency about priorities for capital allocation, operations and production, and other commercial initiatives.

•	Protecting Mon Valley Works and other facilities Mr. Burritt has threatened to close. It’s important to highlight that Mr. Kestenbaum’s track record as a CEO includes increasing employment everywhere he has been.

•	Not soliciting acquisition proposals from Cleveland-Cliffs, Inc. or any other partner (domestic or foreign).

Please note that despite the sale to Nippon being blocked this month, you – the Board – decided to keep a January deadline for director candidate nominations in an apparent effort to insulate yourselves. We complied with your deadline despite being in the process of amassing a meaningful stake that will be disclosed in due course. Make no mistake, Ancora, as well as Mr. Kestenbaum, intend to build meaningful positions as sale pipe dreams fade and the Company’s share price continues resetting from what have been artificially inflated levels.

In closing, our goal here is straightforward: make U.S. Steel great again for the benefit of employees, customers, shareholders and all other stakeholders who want a bright future for this American icon. Only under a new Board and management team do we believe this is possible.

Regards,

Fredrick D. DiSanto Chairman and Chief Executive Officer Ancora Holdings Group, LLC	James Chadwick President Ancora Alternatives LLC

***

DIRECTOR CANDIDATE BIOS

Jamie Boychuk

Mr. Boychuk is an experienced public company executive with a relevant background in logistics, operations and supply chain management as well as valuable perspectives from his tenure at a major customer of U.S. Steel (Canadian National Railway Company).

•	Most recently served as Executive Vice President of Operations at CSX Transportation (NASDAQ: CSX) from October 2019 to August 2023, leading to best-in-class operating efficiency.

•	Held various operations leadership roles at CSX, including Senior Vice President of Network Operations and Mechanical, Engineering, Intermodal, since joining the company in May 2017.

•	Previously served in various leadership roles, including General Manager and General Superintendent, at Canadian National Railway Company (TSX: CNR, NYSE: CNI) from September 1997 to March 2017.

•	Received business and leadership certificates from the University of Notre Dame and Northwestern University’s Kellogg School of Management.

Fredrick D. DiSanto

Mr. DiSanto is a shareholder and experienced public company director with expertise in capital allocation, corporate finance, and the debt and equity markets.

•	Currently serves as Chairman and Chief Executive Officer at Ancora Holdings, the parent company of Ancora Alternatives, a U.S. Steel shareholder.

•	Previously served as the Chief Executive Officer of Regional Brands Inc. (OTC: RGBD), a publicly traded holding company, from November 2016 to March 2021.

•	Currently serves on the boards of directors of Ampco-Pittsburgh Corporation (NYSE: AP), a specialty metal products and customized equipment company; The Eastern Company (NASDAQ: EML), a company that manages industrial businesses; and Regional Brands.

•	Holds a B.S. in Management Science from Case Western Reserve University and an M.B.A. from the Weatherhead School of Management at Case Western Reserve University.

Robert P. Fisher, Jr.

Mr. Fisher is a seasoned investment manager, investment banker and public company director with significant experience in dealmaking and the metals and mining sector.

•	Currently serves as President and CEO of George F. Fisher, Inc., a private investment company that manages a portfolio of public and private investments, since January 2002.

•	Previously served in various leadership positions at Goldman Sachs Group Inc. (NYSE: GS) from 1982 to 2001, including as Managing Director and head of the Investment Banking Mining Group and earlier as head of the Canadian Corporate Finance and Investment Banking units.

•	Served on the board of directors of Cleveland-Cliffs Inc. (NYSE: CLF) from July 2014 to May 2024, where he was Chair of the Compensation Committee from 2014 to 2018. Also served on the board of directors of CML Healthcare, Inc. (formerly TSX: CLC) from 2010 to 2013, where he was Chair of the Human Resources and Compensation Committee.

•	Received a B.A. from Dartmouth College and an M.A. in Law and Diplomacy from Tufts University.

Dr. James K. Hayes

Dr. Hayes is a proven senior executive and board member with experience implementing growth initiatives and a relevant background in manufacturing and strategic planning.

•	Currently serves on the board of directors of Marine Electric Systems, Inc., a privately held manufacturer of monitoring and control systems, since October 2019.

•	Previously served as Vice President of Westinghouse Air Brake Technologies Corporation (NYSE: WAB), a provider of technology-based equipment, systems and services for the freight rail and passenger transit vehicle industries, from August 2015 to January 2019. Prior to that, he served as Assistant Vice President of the Federal Reserve Bank of Richmond from October 2009 to August 2015.

•	Served as a senior executive of Eaton Corporation PLC (NYSE: ETN), a multinational power management company; Tyco Fire & Security, LLC (a subsidiary of Tyco International plc, n/k/a Johnson Controls International PLC (NYSE: JCI)), a provider of fire safety and fire suppression solutions; and Motorola Solutions, Inc. (NYSE: MSI), a technology, communications and security company.

•	Received a B.S. in Foreign Service in International Economics from Georgetown University, an M.P.A. in Economics and Policy from Princeton University, an M.B.A. in Finance and Accounting from the University of Chicago and a D.B.A. in Management from Case Western Reserve University.

Alan Kestenbaum

Mr. Kestenbaum is a seasoned steel industry leader and board member with significant expertise when it comes to turnarounds, strategy, operations, M&A, and labor and stakeholder relations.

•	Currently serves as Founder and Chief Executive Officer of Bedrock Industries Group LLC, a privately funded holding company that owns and operates assets in the metals, mining and natural resources sectors, since January 2016.

•	Previously served as Chief Executive Officer of Stelco Holdings Inc. (formerly TSX: STLC), a Canadian steel company, from July 2017 to February 2019, and returned to the position in February 2020 until its acquisition by Cleveland-Cliffs Inc. (NYSE: CLF) in December 2024.

•	Also served as Founder and Chief Executive Officer of Globe Specialty Metals, Inc. (n/k/a Ferroglobe PLC) (NASDAQ: GSM), a producer of silicon metal and silicon-based specialty alloys. Prior to that, he was Founder and Chief Executive Officer of Marco International Corp. and its affiliates, a finance trading group specializing in metals, minerals and other raw materials.

•	Served as Executive Chairman of the boards of directors of Stelco from July 2017 to December 2024, Globe Specialty Metals from December 2004 to December 2015 and Ferroglobe from December 2015 to December 2016.

•	Received a B.A. in Economics from Yeshiva University.

Roger K. Newport

With 35 years of experience in the steel industry, Mr. Newport brings the background of a public company director and former steel company CEO with expertise in strategy, finance, M&A, operations, regulatory matters, and labor and stakeholder relations.

•	Previously served as Chief Executive Officer of AK Steel Holding Corporation (formerly NYSE: AKS), an American steelmaking and manufacturing company, from January 2016 until it was acquired in March 2020. Prior to becoming CEO, he held various executive roles in the finance department from 2010 to 2015.

•	Previously served as a member of the board of directors of AK Steel from January 2016 to March 2020. Also served as Chairman of the board of directors of the American Iron and Steel Institute, a trade association of North American steel producers, from January 2016 to March 2020, and as a member of the Executive Board of the World Steel Association and the Steel Market Development Institute CEO Group.

•	Currently serves on the boards of directors of American Financial Group, Inc. (NYSE: AFG), a financial services holding company, since February 2024, as well as Alliant Energy Corporation (NASDAQ: LNT), a public utility holding company, since July 2018.

•	Received a B.A. in Accounting from the University of Cincinnati and an M.B.A. from the Williams College of Business at Xavier University.

Shelley Y. Simms

Ms. Simms is a regulatory, compliance and public policy expert who has held leadership roles at several Pennsylvania-based corporations and formerly served as a top ethics official for the state.

•	Currently serves as General Counsel and Chief Compliance Officer of Philadelphia-based Xponance, Inc., a multi-strategy investment firm, since August 2004, as well as Chief Compliance Officer of Xponance Alts Solutions, LLC, Xponance’s affiliated private equity advisor, since September 2021.

•	Previously served as an independent legal consultant to Philadelphia-based Aramark (NYSE: ARMK), a food services and facilities management provider; Assistant Deputy General Counsel of Philadelphia-based Comcast Corporation (NASDAQ: CMCSA), a global media and technology company; and an Associate at Ballard Spahr Andrews & Ingersoll, LLP, a national law firm.

•	Currently serves as a member of the board of directors of 1st Colonial Community Bank, a subsidiary of 1st Colonial Bancorp, Inc. (OTC: FCOB), since July 2021, as well as an Independent Trustee of City National Rochdale Funds, a mutual fund series, since September 2023, and The Pop Venture Fund, a closed-end investment management company, since July 2024.

•	Appointed Commissioner and later elected Chairperson of the Commonwealth of Pennsylvania State Ethics Commission from January 2018 to November 2023.

•	Received a B.A. from Brown University and a J.D. from Harvard Law School.

Peter T. Thomas

Mr. Thomas is a senior executive and public company director with decades of relevant experience and insight in manufacturing from his leadership roles at several public companies across the industrials sector.

•	Currently serves on the board of directors of Berry Global Group Inc. (NYSE: BERY), a global manufacturer and marketer of plastic packaging products, since February 2023.

•	Previously served as President and Chief Executive Officer of Ferro Corporation (formerly NYSE: FOE), a producer of technology-based performance materials, from November 2012, and as Chairman of the board of directors, from April 2013 until April 2022, when it was acquired by Prince International Corporation.

•	Earlier in his career, he served in various roles at Witco Corporation (formerly NYSE: WIT), a specialty chemical products manufacturing company; Inland Leidy Inc., a specialty chemical production and distribution company; and GAF Materials Corporation, a manufacturer of specialty chemicals and roofing materials.

•	Served as a member of the board of directors of Innophos Holdings, Inc. (formerly NASDAQ: IPHS) from January 2016 until its sale to One Rock Capital Partners, LLC in February 2020, including serving as lead director from December 2017 to February 2020.

•	Received a B.S. in Chemistry and Biochemistry from Duquesne University and an M.B.A. in Finance and Marketing from Loyola University.

David J. Urban

Mr. Urban is a legal, government affairs and stakeholder relations expert with additive experience from his service as an advisor, executive and public company director.

•	Currently serves as Managing Director of BGR Group, a leading lobbying and public relations firm, since April 2022, as well as Of Counsel of Torridon Law PLLC, a law firm, since June 2024, and as a Senior Advisor to Gothams LLC, a provider of emergency response services, since January 2022.

•	Also serves as a Senior Political Contributor for CNN, a global media and news organization, since January 2018, and is part-owner of PoliticsPA, a website covering Pennsylvania politics and campaign news, since January 2007.

•	Previously served as Executive Vice President, North American Corporate Affairs of ByteDance Ltd., a global internet technology company, from July 2020 to January 2022; President at American Continental Group, Inc., a government affairs consulting firm, from January 2002 to July 2020; and Chief of Staff and advisor to Pennsylvania’s longest-serving U.S. Senator, Arlen Specter.

•	Currently serves on the board of directors of Eos Energy Enterprises, Inc. (NASDAQ: EOSE), a provider of zinc-powered energy storage solutions, since December 2024, and Virtu Financial, Inc. (NASDAQ: VIRT), a global market maker and financial services firm, since January 2019. Also serves as a member of the Global Advisory Council at Coinbase Global, Inc. (NASDAQ: COIN), a cryptocurrency exchange, since November 2023.

•	Received a B.S. from the United States Military Academy at West Point, a J.D. from Temple University Beasley School of Law and an M.P.A. from the University of Pennsylvania.

•	Mr. Urban’s father was a lifelong steelworker from Aliquippa, PA and member of United Steelworkers Local #1211, who worked as a metallurgist and boilermaker for J&L Steel and LTV.

***

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ancora Catalyst Institutional’s slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of United States Steel Corporation, a Delaware corporation (the “Company”).

ANCORA CATALYST INSTITUTIONAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Ancora Catalyst Institutional, Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Merlin Institutional, LP (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Alternatives LLC, (“Ancora Alternatives”), Ancora Holdings Inc. (“Ancora Holdings”), Fredrick D. DiSanto, Jamie Boychuk, Robert P. Fisher, Jr., Dr. James K. Hayes, Alan Kestenbaum, Roger K. Newport, Shelley Y. Simms, Peter T. Thomas, and David J. Urban.

As of the date hereof, Ancora Catalyst Institutional directly beneficially owns 121,589 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company, 100 shares of which are held in record name. As of the date hereof, Ancora Bellator directly beneficially owns 62,384 shares of Common Stock. As of the date hereof, Ancora Catalyst directly beneficially owns 12,831 shares of Common Stock. As of the date hereof, Ancora Merlin Institutional directly beneficially owns 123,075 shares of Common Stock. As of the date hereof, Ancora Merlin directly beneficially owns 11,165 shares of Common Stock. As the investment advisor and general partner to each of Ancora Catalyst Institutional, Ancora Bellator, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin and certain separately managed accounts (the “Ancora Alternatives SMAs”), Ancora Alternatives may be deemed to beneficially own the 121,589 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional, 12,831 shares of Common Stock beneficially owned directly by Ancora Catalyst, 62,384 shares of Common Stock beneficially owned directly by Ancora Bellator, 123,075 shares of Common Stock beneficially owned directly by Ancora Merlin Institutional, 11,165 shares of Common Stock beneficially owned directly by Ancora Merlin and 137,453 shares of Common Stock held in the Ancora Alternatives SMAs. As the sole member of Ancora Alternatives, Ancora Holdings may be deemed to beneficially own the 121,589 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional, 12,831 shares of Common Stock owned directly by Ancora Catalyst, 62,384 shares of Common Stock beneficially owned directly by Ancora Bellator, 123,075 shares of Common Stock beneficially owned directly by Ancora Merlin Institutional, 11,165 shares of Common Stock beneficially owned directly by Ancora Merlin, and 137,453 shares of Common Stock held in the Ancora Alternatives SMAs. As the Chairman and Chief Executive Officer of Ancora Holdings, Mr. DiSanto may be deemed to beneficially own the 121,589 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional, 12,831 shares of Common Stock owned directly by Ancora Catalyst, 62,384 shares of Common Stock beneficially owned directly by Ancora Bellator, 123,075 shares of Common Stock beneficially owned directly by Ancora Merlin Institutional, 11,165 shares of Common Stock beneficially owned directly by Ancora Merlin, and 137,453 shares of Common Stock held in the Ancora Alternatives SMAs. As of the date hereof, Messrs. Boychuk, Fisher, Kestenbaum, Newport, Thomas, and Urban, Dr. Hayes and Ms. Simms do not beneficially own any shares of Common Stock.

Contacts

Longacre Square Partners LLC
Charlotte Kiaie / Ashley Areopagita, 646-386-0091
ckiaie@longacresquare.com / aareopagita@longacresquare.com

Saratoga Proxy Consulting LLC
John Ferguson / Joseph Mills, 212-257-1311
info@saratogaproxy.com

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Item 2: Also on January 27, 2025, Ancora set up a social media profile on X.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 3: Also on January 27, 2025, Ancora published certain materials on LinkedIn, which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on January 27, 2025, Ancora published certain materials on X.com, including a link to the following article published by The Washington Examiner. These materials are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Ancora wants to make US Steel great again

The Washington Examiner

By Salena Zito

January 27, 2025

The investment firm Ancora is pushing U.S. Steel shareholders to drop the Nippon Steel merger and oust CEO David Burritt, a move that would align with President Donald Trump’s insistence that U.S. Steel ownership stay in American hands.

It is unclear from their statement how big a stake in U.S. Steel the Cleveland-based finance company currently has.

In September, Trump said despite all of Nippon’s broad promises, he is still set on not having a foreign company own an American one that is so central to national security.

“U.S. Steel was the greatest corporation in the world 70 years ago. It was the biggest, best in the whole world,” Trump said, adding that “we have to bring that greatness back,” but under U.S. ownership.

“We can’t have foreign companies owning our steel companies where they can close it down in case there’s a war in Asia,” he explained.

A website published by the activist investor is, unsurprisingly, called Make U.S. Steel Great Again.

In 2023, U.S. Steel shocked the region and the nation when it agreed to sell a company that was once the largest in the world to Nippon Steel for over $14 billion. It was a deal that former President Joe Biden blocked in January and one that Trump said in September he opposed.

In an open letter to the board of U.S. Steel, Ancora said it intends to rally shareholders, of which they are one, around a plan to oust U.S. Steel’s top boss, Burritt.

The letter notes its deep roots in the Midwest and its affinity for industrial companies that are the backbone of America’s economy. Ancora said that while it understands why the board explored alternatives in 2023, “its ultimate decision to ignore national security and pursue a risky sale to Nippon — an overseas bidder that came in just $1 per share higher than a competing domestic bidder — has led to a dead end.”

Ancora further attacked Burritt, saying he “has been allowed to misallocate capital, issue unreliable and overoptimistic forecasts, and repeatedly miss financial targets.”

Ancora noted Trump is a vocal opponent of the deal and a long-term proponent of strengthening America’s domestic manufacturing base.

“We see no reason to believe that President Trump, a high-conviction businessman who was elected by middle-class and working-class voters, is going to contradict his self-described ‘America First’ agenda and disregard the opposition of the United Steelworkers,” the letter says.

The controversial sale of U.S. Steel, once the gold star of American strength, to a foreign company rocked the psyche of western Pennsylvanians when it was announced.

The sale has also become a hot-button matter locally, with union leadership forcefully against it while many community and faith leaders believe if the sale does not go through, the remaining U.S. Steel facilities would be vacated and cause more economic devastation in steel towns that have already struggled with steel’s decline.

In 2018, Trump, then in the second year of his first term as president, blocked transactions involving China’s ByteDance and Singapore’s Broadcom from acquiring U.S. chipmaker Qualcomm.

“You can’t let foreign countries — who knows what’s going to happen with your relationship with the countries — buy our steel plants,” he said. “If there’s a war, we have to make our army tanks, we have to make our ships, we have to make our everything. And can you imagine if we had to send away for foreign shipments for steel? So we can’t do it.”

Ancora is planning to oust Burritt by nominating and electing nine new directors to U.S. Steel’s 12-person board. Ancora noted that its slate is not interested in selling the company but intends to rebuild it.

Earlier this month, at a press conference in Butler, Pennsylvania, Cleveland Cliffs Steel CEO Lourenco Goncalves said his company would not make a bid for U.S. Steel until Nippon abandons its plans.

U.S. Steel, whose headquarters is located in Pittsburgh, employs over 21,000 people in the United States. At its peak employment during World War II, it employed 340,000.

The company was formed after a 1901 merger of the nation’s leading steel companies, which included Andrew Carnegie’s steel company. Carnegie’s original steel plant, the Edgar Thomson Works, is still in operation in Braddock, Pennsylvania, along Braddock Avenue, right across the street from Sen. John Fetterman’s (D-PA) home.

U.S. Steel is not just culturally significant for Pennsylvanians — the former headquarters along Grant Street in downtown Pittsburgh is the tallest building in Appalachia. The company has national significance as well. It is hard to note a significant building constructed over the past few decades that didn’t include steel from the men and women who worked there.

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Item 5: Also on January 27, 2025, Ancora published certain materials on www.MakeUSSteelGreatAgain.com, which was launched to communicate with the Company’s stockholders, and which are attached hereto in Exhibit 99.1 and incorporated herein by reference.